UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 10, 2005

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2005, National Financial Partners Corp. (the “Company”) entered into a new $175 million credit facility with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., successor by merger to Fleet National Bank, as syndication agent, and the several lenders from time to time parties thereto. Borrowings under the credit facility bear interest, at the Company’s election, at a rate per annum equal to (i) at any time when the Company’s consolidated leverage ratio is greater than or equal to 1.5 to 1, the ABR plus 0.5% per annum or the Eurodollar Rate plus 1.5% and (ii) at any time when the Company’s consolidated leverage ratio is less than 1.5 to 1, the ABR plus 0.25% or the Eurodollar Rate plus 1.25%. As used in the credit facility, “ABR” means, for any day, the greater of (i) the rate of interest per annum publicly announced by JPMorgan Chase Bank as its prime rate in effect for such day at its principal office in New York City and (ii) the federal funds effective rate in effect on such day plus 0.5%.

The credit facility is structured as a revolving credit facility and is due on June 15, 2008, unless the Company elects to convert the credit facility to a term loan, in which case it will amortize over one year, with a principal payment due on December 15, 2008 and a final maturity on June 15, 2009. The Company’s obligations under its credit facility are collateralized by all of its and its subsidiaries’ assets. Up to $10 million of the credit facility is available for the issuance of letters of credit. The credit facility contains various customary restrictive covenants that prohibit the Company and its subsidiaries from, subject to various exceptions and among other things, (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property, (v) declaring dividends or making other restricted payments, and (vi) making investments. In addition, the credit facility contains financial covenants requiring the Company to maintain a minimum interest coverage ratio and a maximum consolidated leverage ratio. Certain of the lenders under the credit facility and their affiliates have from time to time provided investment banking, commercial banking and other financial services to the Company, for which they received customary fees and commissions.

The foregoing description of the credit facility is not complete and is qualified in its entirety by reference to the full text of the credit facility, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Concurrently with the Company’s entry into the new credit facility described in Item 1.01 above, the Company terminated its previous $90 million credit facility. JPMorgan Chase Bank, N.A. was the administrative agent under the previous credit facility. On June 15, 2005, the Company paid all amounts outstanding under the previous facility using cash drawn from the new facility. No material early termination penalties were incurred by the Company in connection with the termination of the previous facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Items 1.01 and 1.02 above is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 10, 2005, Marc J. Rowan resigned from the Board of Directors of National Financial Partners Corp. (the “Company”) for personal reasons. Mr. Rowan’s resignation did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d) At a meeting held on June 13, 2005, the Company’s Board of Directors elected Kenneth C. Mlekush as director, effective June 23, 2005, to fill the vacancy left by Mr. Rowan’s resignation. Mr. Mlekush will stand for reelection at the Company’s 2006 Annual Meeting of Stockholders as a nominee for director. Mr. Mlekush has not been named to any committee of the Board at this time. There are no arrangements or understandings between Mr. Mlekush and any other persons pursuant to which Mr. Mlekush was elected as a director of the Company. Mr. Mlekush has no direct or indirect material interest in any transaction or proposed transactions to which the Company was or is to be a party.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of June 15, 2005, among National Financial Partners Corp., as Borrower; the several lenders from time to time parties thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; and Bank of America, N.A., successor by merger to Fleet National Bank, as Syndication Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: June 16, 2005

By:	/s/ Mark C. Biderman
Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer